As Filed with the Securities and Exchange Commission on January 23, 2014

Registration No. 333-181074

Registration No. 333-187657

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOLTA MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	68-0373593
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

25881 Industrial Boulevard, Hayward, CA 94545

(510) 782-2286

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Chai-Onn

Executive Vice President, General Counsel, Corporate Secretary and Corporate Business Development

Valeant Pharmaceuticals International, Inc.

2150 St. Elzéar Blvd. West

Laval, Quebec

Canada, H7L 4A8

(949) 461-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Stephen F. Arcano

Marie L. Gibson

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

(212) 735-3000

Approximate date of commencement of proposed sale of the securities to the public: N/A.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statements of Solta Medical, Inc. (“Solta”) on Form S-3 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-181074, filed on May 1, 2012, pertaining to the registration of an indeterminate amount of Solta’s common stock, par value $0.001 (“Solta Common Stock”); shares of preferred stock; warrants to purchase shares of Solta Common Stock, preferred stock and/or debt securities; debt securities consisting of debentures, notes or other evidences of indebtedness; or units consisting of any combination of such securities, which may be offered from time to time in one or more series or issuances up to an aggregate amount of $75,000,000; and

•	Registration Statement No. 333-187657, filed on April 1, 2013 (as amended on April 29, 2013), registering 13,300,152 shares of the Solta Common Stock for the resale from time to time by certain selling stockholders of Solta named in Registration Statement No. 333-187657.

Solta, Valeant Pharmaceuticals International, a Delaware corporation (“VPI”), Sapphire Subsidiary Corp., a Delaware corporation and a wholly owned subsidiary of VPI (“Merger Sub”), and Valeant Pharmaceuticals International, Inc., a Canadian corporation, entered into an Agreement and Plan of Merger dated as of December 15, 2013, pursuant to which, among other things, Merger Sub merged with and into Solta, with Solta continuing as the surviving corporation (the “Merger”), and all outstanding shares of Solta Common Stock were converted into the right to receive $2.92 in cash, without interest, less any required withholding taxes. The Merger became effective on January 23, 2014 (the “Effective Time”) following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, Solta has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by Solta in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, Solta hereby removes from registration any and all securities of Solta registered but unsold under the Registration Statements as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Solta certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on January 23, 2014.

SOLTA MEDICAL, INC.

By:	/s/ Robert Chai-Onn
Name:	Robert Chai-Onn
Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed below by or on behalf of the following persons in the capacities indicated, on January 23, 2014.

Signature	Title

/s/ J. Michael Pearson	President and Chief Executive Officer; Director
Name: J. Michael Pearson	(Principal Executive Officer)

/s/ Howard B. Schiller	Treasurer; Director
Name: Howard B. Schiller	(Principal Financial Officer and Principal Accounting Officer)

/s/ Robert Chai-Onn	Director
Name: Robert Chai-Onn

II - 1